SCHEDULE I
Series of the Principal

CUSTODIAN AGREEMENT
(FOREIGN AND DOMESTIC SECURITIES)

Centre Funds
and
MUFG Union Bank N.A. Effective Date August 29, 2012
Revised as of August 21, 2020

Centre American Select Equity Fund
Centre Global Infrastructure Fund

By:	Centre Funds (“Principal”)	By:	MUFG Union Bank, N.A. “Custodian”

Authorized Signature		Authorized Signature

James A. Abate, President		Brian Swanson, Client Development Manager
Name & Title		Name & Title

21-August-2020		August 21, 2020
Date		Date